Exhibit 99.2

Fastly Announces Third Quarter 2019 Financial Results

SAN FRANCISCO (November 7, 2019) — Fastly, Inc. (NYSE: FSLY), provider of an edge cloud platform, posted today its financial results for the third quarter ended September 30, 2019, in its shareholder letter on the Investor Relations section of its website at https://investors.fastly.com.

“We had a strong third quarter, with $50 million in revenue, up 35% year-over-year,” said Artur Bergman, CEO of Fastly. “Our results reflect increased adoption of our edge cloud platform by both new and existing enterprise customers across the globe. We expect this momentum to continue as we empower developers to build more advanced applications at the edge with our newest serverless offering: Compute@Edge."

Fastly management will host a live Q&A session today at 2:00 p.m. PT / 5:00 p.m. ET to discuss financial results and outlook.

Fastly Third Quarter 2019 Q&A Session
When: Thursday, November 7, 2019
Time: 2:00 p.m. PT / 5:00 pm ET
Conference ID: 3498902
Live Call: (866) 211-4110 (US/Canada) or (647) 689-6608 (International)
Webcast: https://investors.fastly.com
The webcast will be archived on the investor relations site following the call.

About Fastly
Fastly helps people stay better connected with the things they love. Fastly’s edge cloud platform enables customers to create great digital experiences quickly, securely, and reliably by processing, serving, and securing our customers’ applications as close to their end-users as possible — at the edge of the Internet. The platform is designed to take advantage of the modern Internet, to be programmable, and to support agile software development. Fastly’s customers’ use our edge cloud platform to ensure concertgoers can buy tickets to the live events they love, travelers can book flights seamlessly and embark on their next great adventure, and sports fans can stream events in real-time, across devices. They include many of the world’s most prominent companies, including Alaska Airlines, The New York Times, and Ticketmaster.

This press release contains “forward-looking” statements that are based on our beliefs and assumptions and on information currently available to us on the date of this press release. Forward-looking statements may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from those expressed or implied by the forward-looking statements. These statements include, but are not limited to, statements regarding our future financial and operating performance, including our outlook and guidance, the ability of developers to build advanced edge applications using Fastly’s Compute@Edge environment. Except as required by law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. Important factors that could cause our actual results to differ materially are detailed from time to time in the reports Fastly files with the Securities and Exchange Commission (SEC), including in Fastly’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019. Additional information will also be set forth in Fastly’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2019. Copies of reports filed with the SEC are posted on Fastly’s website and are available from Fastly without charge.

Source: Fastly, Inc.

Investor Contact:
Maria Lukens
ir@fastly.com

Media Contact:
Elaine Greenberg
press@fastly.com